EXHIBIT 99.1
Wendy’s/Arby’s Group, Inc. Reports 2nd Quarter 2009 Results

Wendy’s Restaurant Margin Improved 370 Basis Points

Key Profit Drivers Remain on Track

Board Authorized a Stock Repurchase Program

ATLANTA, August 6, 2009 – Wendy’s/Arby’s Group, Inc. (NYSE: WEN), the third largest quick-service restaurant company in the United States, today reported results for the second quarter ended June 28, 2009.  These results include the effect of the September 29, 2008 merger between Triarc Companies, Inc. (“Triarc”) and Wendy’s International, Inc.  The results for the 2008 second quarter and year-to-date periods only include results for Triarc, except where presented on a pro-forma basis.

Second-Quarter and Year-to-Date Highlights
▪
Wendy’s® North America systemwide same-store sales were approximately flat (a decrease of 0.4%). Wendy’s company-operated restaurant margin improved 370 basis points compared to the second quarter a year ago.

▪
Arby’s® North America systemwide same-store sales decreased 6.9% and reflected an improved trend from the first quarter of 2009. Arby’s company-operated restaurant margin decreased 100 basis points compared to the second quarter a year ago.

▪	Consolidated revenues were $913 million in the second quarter and $1.8 billion year-to-date.
▪
Second quarter 2009 adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1, excluding pre-tax integration-related costs of $7.3 million, was $117.2 million, and increased 13.2% as compared to pro-forma 2008 second quarter adjusted EBITDA of $103.5 million.

▪
Year-to-date adjusted EBITDA, excluding pre-tax integration-related costs of $15.1 million, was $197.5 million, and increased 10.6% as compared to pro-forma 2008 year-to-date adjusted EBITDA of $178.5 million.

▪
Second quarter 2009 net income was $14.9 million, or $0.03 per share, including after-tax special charges of $12.4 million, or $0.03 per share.  Year-to-date net income was $4.0 million, or $0.01 per share, including after-tax special charges of $27.4 million, or $0.06 per share.

Roland Smith, President and Chief Executive Officer of Wendy’s/Arby’s Group, stated: “We were pleased with our strong adjusted EBITDA growth for the quarter of 13.2%. We produced significant margin improvement of 370 basis points at Wendy’s and Arby’s continued to show improvement despite aggressive competitive discounting. We remain on track with our key profit drivers to deliver $100 million in restaurant margin improvement at Wendy’s and $60 million in general and administrative (“G&A”) savings by the end of 2011 as we continue to effectively manage costs and achieve efficiencies.”

Smith added: “Beyond our key profit drivers, we see significant future revenue opportunities for our company, including international expansion, dual branding development and breakfast, which can substantially enhance shareholder value.”

______________________________
1 See reconciliation of Non-GAAP Measurements to GAAP results detailed on page 7.

Wendy’s Brand Highlights
For the second quarter, Wendy’s sales were $539.1 million from company-operated restaurants and franchise revenues were $76.1 million.  Total revenue was $615.2 million compared to pro-forma revenue of $632.2 million in the second quarter a year ago, which was a year-over-year decrease of $17.0 million primarily due to the effect of foreign exchange rates, lower same-store sales due to the reduction in the number of company-operated restaurants serving breakfast and fewer restaurants.
▪
Wendy’s North America company-operated same-store sales decreased 1.2%, which included the effect of approximately 300 fewer Wendy’s restaurants serving breakfast compared to a year ago.  Excluding the impact of fewer restaurants serving breakfast, company-operated same-store sales would have increased approximately 0.6% in the second quarter of 2009.

▪	Wendy’s North America franchise same-store sales decreased 0.1%. Franchise sales were less impacted by changes in the number of restaurants serving breakfast.
▪
Wendy’s company-operated restaurant margin was 15.9% for the second quarter, compared to 12.2% in the second quarter of 2008, reflecting 370 basis points of improvement.  The year-over-year improvement was due primarily to the benefit of price increases taken in the second half of 2008, and improvements in food, labor and controllable costs. Commodity costs for Wendy’s in the second quarter of 2009 decreased from the first quarter of 2009 but were relatively flat as compared to a year ago.

▪	Wendy’s ended the second quarter of 2009 with 6,608 restaurants, a net decrease of 17 units from the end of the second quarter a year ago.

“We are driving operational improvements at Wendy’s and now expect to exceed our goal of 160 to 180 basis points of margin improvement for 2009,” said Smith.  “We expect lower commodity costs in the third and fourth quarters compared to a year-ago and the first half of 2009, but less of a benefit from pricing.

“From a revenue perspective, our recent product launch of Boneless Wings produced an all-time record sales week at the end of June at Wendy’s company-operated restaurants and our July same-store sales were up approximately 2.0% at Wendy’s company stores.  Excluding the impact of fewer Wendy’s restaurants serving breakfast compared to a year ago, July same-store sales would have been up approximately 3.4% ,” said Smith.

“Our product pipeline at Wendy’s is the strongest it has been in years. In October, we will introduce a premium cheeseburger that we believe will further enhance Wendy's brand positioning as the best-tasting and highest quality hamburger in the quick-service restaurant industry,” said Smith. “Also, we selected a new lead advertising firm last week, The Kaplan Thaler Group, to work closely with our brand leadership team to strengthen our advertising, drive marketing innovation and support our growth plans.  Kaplan Thaler is an outstanding agency and we look forward to their initial campaign in the fourth quarter.”

In a recent Zagat survey, Wendy’s was ranked the #1 Mega Chain in three distinct categories, including Best Food, Facilities and Top Overall.  In the August edition of Consumer Reports magazine, Wendy’s French fries were ranked as the best among the three largest quick-service restaurant hamburger brands.
Click here for photos and advertising of Wendy’s Boneless Wings, Coffee Toffee Twisted Frosty™ and Frosty™-cino: www.wendysarbys.com/about/our-brands/wendysrestaurant.

Arby’s Brand Highlights
For the second quarter, Arby’s sales were $277.1 million from company-operated restaurants and franchise revenues were $20.4 million.  Total revenue was $297.5 million compared to $313.0 million in the second quarter a year ago, a decrease of $15.5 million, which was primarily due to decreases in same-store sales.
▪	Arby’s North America company-operated same-store sales declined 5.8% and North America franchise same-store sales declined 7.4%.
▪
Arby’s company-operated restaurant margin was 14.9% in the second quarter of 2009, compared to 15.9% in the second quarter of 2008.  The year-over-year difference was due primarily to sales deleveraging, partially offset by price increases.  Arby’s restaurant margin at company-operated restaurants improved from 14.2% in the first quarter of 2009.

▪	Arby’s ended the second quarter with 3,745 restaurants, a net increase of 26 units from the end of the second quarter of 2008.

“Arby’s continued to be impacted by competitive value promotions and aggressive discounting in the sandwich category,” Smith said. “While still negative during the second quarter, Arby’s same-store sales continued to improve from the fourth quarter of 2008 and early 2009 due in part to the promotion of our new line of Roastburger™ sandwiches.  Restaurant margins also improved in the second quarter compared to the first quarter of 2009.

“In July, we offered our new BBQ Bacon Cheddar Roastburger as a $5 combo meal, which includes a sandwich, small fries and a beverage.  We have continued to see sequential improvement in quarterly same-store sales at Arby’s company operated restaurants and our July same-store sales decreased approximately 4.7%,” said Smith.  “In October, we will introduce a new everyday value offering, which includes a choice of five full-size sandwiches with small fries and a beverage for $5. We expect the combination of our premium products and more affordable options will further improve Arby’s sales trends in the third and fourth quarters.”

Click here for photos and advertising of Arby’s Roastburger line, new Roasted Chicken sandwich, and other products: www.wendysarbys.com/about/our-brands/arbysrestaurant.

Special Expense Items
For the second quarter of 2009, the Company recorded net pre-tax special expense items of approximately $20.0 million ($12.4 million after tax), including integration-related expenses, impairment charges and investment-related expenses. Year-to-date net pre-tax special items were $45.9 million ($27.4 million after tax), including integration-related expenses, impairment charges, depreciation adjustments, asset write-offs and investment-related expenses.

Notes Offering
On June 23, 2009, the Company’s subsidiary, Wendy's/Arby's Restaurants, LLC, completed its offering of $565 million in 10% senior unsecured notes (the “Notes”) due 2016 with gross proceeds of $551.1 million. The Notes were made available in a private placement.  Wendy's/Arby's Restaurants, LLC used a portion of the proceeds to prepay approximately $132.5 million in borrowings outstanding under its existing senior secured term loan and to pay accrued interest with respect to such borrowings. The Company plans to use the remaining net proceeds to fund key strategic growth initiatives and stock repurchases as market conditions warrant, as well as to provide enhanced financial flexibility.

Board Authorized a $50 Million Stock Repurchase Program
The Board authorized a $50 million common stock repurchase program.  The stock repurchase program will remain in effect through January 2, 2011 and will allow the Company to make repurchases as market conditions warrant.  At the close of business on July 31, 2009, the Company had approximately 470,939,552 shares of common stock outstanding.

Restaurant Development
The Company now anticipates that Wendy’s and Arby’s net system restaurants as of the end of 2009 will decline by approximately 15 to 20 units, and 50 to 60 units, respectively. The unit decline is primarily a result of fewer franchise openings than anticipated and more franchise closings due to weak economic conditions and difficult credit markets.

During the second quarter, the Company announced two agreements with new franchisees to develop restaurants outside of North America.  The Company currently operates its international franchise business in 23 markets outside the U.S. and Canada. All Wendy's and Arby's restaurants outside North America are franchised.

New agreements were signed between Wendy’s International, Inc. and Kopitiam Group, to build and operate more than 35 Wendy's restaurants in Singapore, and between Wendy’s/Arby’s International, Inc. and Al Jammaz Group to build 135 dual-branded Wendy's and Arby's restaurants in nine countries in the Middle East and North Africa over the next decade.   The agreement with Al Jammaz Group marks the first agreement with an international franchisee to build dual-branded restaurants since the formation of Wendy's/Arby's Group in September 2008.

In addition, the Company is developing dual-branded Wendy's and Arby's restaurants in the U.S. with three company-operated locations planned for the metro Atlanta market.  The dual-branded units will include retrofitting one Wendy’s and one Arby’s restaurant, along with building a new dual-branded restaurant.

“We continue to see future growth opportunities at both brands including international development and dual- branded restaurants,” Smith said. “We believe dual-branded units can generate higher sales volumes and better return on investment, making this development alternative particularly compelling to international franchisees as well as providing a development opportunity in high cost real estate markets in the U.S.”

Financial Outlook
The Company continues to expect to achieve average annual adjusted EBITDA growth in the mid-teens through 2011.  The Company remains on track with its key profit initiatives targeting a total of $160 million in annualized incremental EBITDA by the end of 2011.  These targeted improvements include $100 million from improving Wendy’s company-operated restaurant margin by 500 basis points and $60 million from achieving synergies and overhead reductions.

Management to Host Conference Call Today – August 6, 2009
Management will host a conference call with slides to discuss its financial results today (August 6) at 12:00 p.m. ET.  The call and slides will also be webcast live from the investor relations page of the Company's website, at www.wendysarbys.com.  Hosting the call will be Roland Smith, President and Chief Executive Officer; Steve Hare, Senior Vice President and Chief Financial Officer; and John Barker, Senior Vice President and Chief Communications Officer.  The conference call can be accessed live over the phone by dialing 800-762-8973 or for international callers by dialing 480-629-9041. The accompanying slides can be viewed from the investor relations page of the Company’s website, at http://ir.wendysarbys.com/phoenix.zhtml?c=67548&p=irol-IRHome.   A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the pass code for the replay is 4128760#.  The replay will be available until Thursday, August 20, 2009.  The webcast will also be archived on the company’s website at www.wendysarbys.com.

About Wendy's/Arby's Group, Inc.
Wendy’s/Arby’s Group, Inc is the third largest quick-service restaurant company in the U.S. and includes Wendy’s International, Inc., the franchisor of the Wendy’s restaurant system, and Arby’s Restaurant Group, Inc., the franchisor of the Arby’s restaurant system. The combined restaurant systems include more than 10,000 restaurants in the United States and 24 countries and territories worldwide.

Forward-Looking Statements
This press release contains certain statements that are not historical facts, including, importantly, information concerning possible or assumed future results of operations of Wendy’s/Arby’s Group, Inc. and its subsidiaries (collectively “Wendy’s/Arby’s Group” or the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  All statements that address future operating, financial or business performance; strategies or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; future domestic or international business development; future daypart expansion; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act.  The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors.  Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements.  For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in, or implied by our forward-looking statements.  Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to: (1) changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home; (2) prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, increasing unemployment and decreasing consumer spending; (3) the ability to successfully integrate acquired businesses and to achieve related synergies, cost reductions and operational improvements; (4) cost and availability of capital; (5) increasing costs associated with food, supplies, energy, fuel, distribution or labor; (6) the financial condition of our franchisees; (7) conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; (8) the availability of suitable locations and terms for the development of new restaurants; (9) adoption of new, or changes in, laws, regulations or accounting policies and practices; (10) changes in debt, equity and securities markets; (11) changes in the interest rate environment; and (12) other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the SEC, including those identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.

In addition, Wendy’s and Arby’s franchisees are independent third parties that we do not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly there can be no assurance that the commitments under the development agreements described in this press release will result in new restaurant openings.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.  In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is used by the Company as a performance measure for benchmarking against the Company’s peers and competitors.  The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry.  The Company also uses adjusted EBITDA, which excludes facilities relocation and corporate restructuring, integration costs included within general and administrative expense and 2008 Wendy’s special committee charges as an internal measure of business operating performance. The Company believes adjusted EBITDA provides a meaningful perspective of the underlying operating performance of the Company’s current business. EBITDA and adjusted EBITDA are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”).  Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures as used by other companies may not be consistent with the way the Company calculates EBITDA or similarly titled financial measures and should not be considered as alternative measures of operating profit or net income (loss).

The Company’s presentation of EBITDA and adjusted EBITDA is not intended to replace the presentation of the Company’s financial results in accordance with GAAP.

Media and Investor Contacts:
John Barker at 678-514-6900 or john.barker@wendysarbys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendysarbys.com

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Consolidated Statements of Operations1
Second Quarter and Six Month Periods Ended June 28, 2009 and June 29, 2008

(In Thousands Except Per Share Amounts)	Second Quarter		Six Months
(Unaudited)	2009	2008	2009	2008
Revenues:
Sales	$816,195	$291,340	$1,589,438	$572,919
Franchise revenues	96,492	21,674	187,233	42,949
	912,687	313,014	1,776,671	615,868
Costs and expenses:
Cost of sales	686,462	244,992	1,362,404	478,437
General and administrative	112,746	42,122	222,624	87,033
Depreciation and amortization	44,687	16,355	96,349	32,269
Impairment of other long-lived assets	8,700	1,338	15,580	1,417
Facilities relocation and corporate restructuring	3,013	(41)	7,174	894
Other operating expense (income), net	572	-	2,099	(487)
	856,180	304,766	1,706,230	599,563
Operating profit	56,507	8,248	70,441	16,305
Interest expense	(31,065)	(13,944)	(53,214)	(27,435)
Investment expense, net	(2,793)	(5,699)	(4,587)	(3,535)
Other than temporary losses on investments	(789)	(3,500)	(3,916)	(71,586)
Other income (expense), net	1,581	1,224	(1,016)	(3,355)
Income (loss) before income taxes	23,441	(13,671)	7,708	(89,606)
(Provision for) benefit from income taxes	(8,549)	6,766	(3,740)	15,230
Net income (loss)	$14,892	$(6,905)	$3,968	$(74,376)

Basic and diluted income (loss) per share:
Common stock	$0.03	$(0.07)	$0.01	$(0.80)
Class B common stock	N/A	(0.07)	N/A	$(0.80)
Number of shares used to calculate diluted income (loss)
per share:
Common stock	471,153	28,903	471,499	28,902
Class B common stock	N/A	63,721	N/A	63,707

	June 28, 2009	Dec. 28, 2008
Balance Sheet Data:	(Unaudited)	(Audited)
Cash and cash equivalents2	$616,001	$90,090
Total assets	5,082,415	4,645,620
Long-term debt	1,503,035	1,081,151
Total equity	2,401,822	2,383,445

1 The 2009 results include the effect of the merger between Triarc Companies, Inc. and Wendy's International, Inc. which was completed on September 29, 2008; however, the three and six months ended June 29, 2008 only include results for Triarc Companies, Inc.  In connection with the merger, Wendy's became a wholly owned subsidiary of Triarc and Triarc changed its name to Wendy's/Arby's Group, Inc. and converted each outstanding share of Triarc’s Class B common stock into one share of Wendy’s/Arby’s Class A common stock. In connection with the recent amendment and restatement of our Certificate of Incorporation, our Class A common stock is now referred to as Common Stock.

2Excludes cash and cash equivalents related to trust accounts for termination costs for former Wendy's executives, other restricted cash and cash equivalents in a managed account and other investments.

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Calculation of EBITDA and a Reconciliation of EBITDA to Net Income (Loss) Compared to Pro-forma1 2008 Results

(In Thousands)	Second Quarter		Six Months
(Unaudited)		Pro-Forma		Pro-Forma
	2009	2008	2009	2008
EBITDA	$109,894	$93,468	$182,370	$160,715
Depreciation and amortization	(44,687)	(46,724)	(96,349)	(94,359)
Impairment of long-lived assets	(8,700)	(1,363)	(15,580)	(1,565)
Operating profit	56,507	45,381	70,441	64,791
Interest expense	(31,065)	(24,913)	(53,214)	(49,449)
Investment (expense) income, net	(2,793)	(3,383)	(4,587)	486
Other than temporary losses on investments	(789)	(3,500)	(3,916)	(71,586)
Other income (expense), net	1,581	1,320	(1,016)	(3,476)
Income (loss) from before income taxes	23,441	14,905	7,708	(59,234)
(Provision for) benefit from income taxes	(8,549)	(2,486)	(3,740)	6,570
Net income (loss)	$14,892	$12,419	$3,968	$(52,664)

Reconciliation of EBITDA to Adjusted EBITDA

(In Thousands)	Second Quarter		Six Months
(Unaudited)		Pro-Forma		Pro-Forma
	2009	2008	2009	2008
EBITDA	$109,894	$93,468	$182,370	$160,715
Plus: Facilities relocation and corporate restructuring	3,013	1,446	7,174	2,587
Integration costs in general and administrative	4,266	-	7,917	-
Special committee charges	-	8,566	-	15,223
Adjusted EBITDA	$117,173	$103,480	$197,461	$178,525

Adjusted EBITDA Growth %	13.2%		10.6%

1Additional Information Online
The Company’s quarterly pro-forma data for 2008 is now available online on the company’s website at http://ir.wendysarbys.com/phoenix.zhtml?c=67548&p=irol-reportsnongaap. The unaudited pro-forma financial information is based upon the historical consolidated financial statements of Wendy’s/Arby’s Group, Inc. (formerly Triarc Companies, Inc.) and Wendy’s International, Inc. and have been prepared to illustrate the effect of the merger in which Wendy’s became a wholly owned subsidiary of Wendy’s/Arby’s. The pro-forma results of operations are prepared on an “as if” basis assuming the merger with Wendy’s occurred at the beginning of 2008 and includes the effect of the revised preliminary purchase price allocation as of June 28, 2009.

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Selected Brand Financial Highlights

Wendy’s (Unaudited)	Second Quarter		Six Months
	2009	2008	2009	2008
Systemwide same-store sales	-0.4%	1.1%	0.3%	0.5%

Revenues: (In Thousands)
Sales	$539,123	$556,085	$1,046,126	$1,069,102
Franchise revenues*	76,055	76,149	147,293	146,058
	$615,178	$632,234	$1,193,419	$1,215,160

Restaurant margin %*	15.9%	12.2%	13.6%	11.2%

Restaurant count:	Company-operated	Franchised	Systemwide
Restaurant count at March 29, 2009	1,399	5,224	6,623
Opened	2	8	10
Closed	(5)	(20)	(25)
Sold to franchisees	(1)	1	-
Restaurant count at June 28, 2009	1,395	5,213	6,608

Arby’s (Unaudited)	Second Quarter		Six Months
	2009	2008	2009	2008
Systemwide same-store sales	-6.9%	-3.2%	-7.5%	-1.6%

Revenues: (In Thousands)
Sales	$277,072	$291,340	$543,312	$572,919
Franchise revenues	20,437	21,674	39,940	42,949
	$297,509	$313,014	$583,252	$615,868

Restaurant margin %	14.9%	15.9%	14.6%	16.5%

Restaurant count:	Company-operated	Franchised	Systemwide
Restaurant count at March 29, 2009	1,171	2,570	3,741
Opened	3	17	20
Closed	(4)	(12)	(16)
Restaurant count at June 28, 2009	1,170	2,575	3,745

*The Wendy’s results reflect adjustments to the franchise revenues and restaurant margin to conform to Wendy’s/Arby’s Group definitions. Restaurant margin is defined as sales from Company-owned restaurants (excluding sales from bakery items and kid’s meal promotion items to franchisees) less cost of sales (excluding costs from bakery items and kid’s meal promotion items), divided by sales.